Exhibit 10.2

SPECIAL INCENTIVE AGREEMENT

This SPECIAL INCENTIVE AGREEMENT (“Agreement”) with an effective date of January 1, 2026, is made by and between Austin Harbour (“Harbour” or “Executive”) and ProFrac Holdings II, LLC (“ProFrac” or “Company”). Executive and Company are sometimes referred to collectively as the “Parties.”

WHEREAS, Harbour currently serves as the Company’s Chief Financial Officer (“CFO”).

WHEREAS, the Company desires to incentivize Harbour on his performance as the Company’s CFO in the calendar year 2026.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Parties have agreed and do hereby agree as follows:

1. Consideration from Company The Company shall pay, or cause to be paid, a total of $1,000,000.00 to Harbour (the “Incentive Payment”). The Incentive Payment shall be reduced for taxes and other amounts required to be withheld by the Company. The Incentive Payment shall be made in four equal payments of $250,000.00, less taxes and authorized deductions. Each portion of the Incentive Payment shall vest as described below and shall be due and payable to Harbour within thirty (30) days of the relevant vesting date:

Payment Number	Payment Amount	Vesting Date
1	$250,000.00	March 31, 2026
2	$250,000.00	June 30, 2026
3	$250,000.00	September 30, 2026
4	$250,000.00	December 31, 2026

2. Consideration from Executive. In exchange for receipt of the Incentive Payment, Harbour agrees he will not voluntarily terminate his employment with ProFrac during the calendar year 2026. In the event Harbour voluntarily terminates his employment with ProFrac during the calendar year 2026, Harbour agrees: (a) to forfeit his right to receive any remaining portion of the Incentive Payment that has not yet vested; and (b) to repay to ProFrac any portion of the Incentive Payment that has already been paid to him, net of any U.S. federal and state payroll withholding taxes and social security contributions that had been deposited with a government authority. Repayment pursuant to subsection 2(b) must be paid within thirty (30) days of Executive’s last day of employment with Company.

Harbour further agrees that, in the event he voluntarily terminates his employment with ProFrac within 12 months of receipt of any portion of the Incentive Payment, he must repay any and all portions of the Incentive Payment paid to him within the prior 12 months, net of any U.S. federal and state income taxes and social security contributions paid with respect thereto. By way of example, should Harbour voluntarily terminate his employment with ProFrac on January 1, 2027, he must repay the entire Incentive Payment, net of any U.S. federal and state income taxes and social security contributions paid with respect thereto. If Harbour voluntarily terminates his employment with ProFrac on September 1, 2027, he must repay ProFrac the third and fourth payments made to him pursuant to the above schedule, net of any U.S. federal and state income taxes and social security contributions paid with respect thereto.

3. Deductions.  The Company may withhold and deduct from any amounts payable under this Agreement (a) all federal, state, local, and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any other deduction consented to in writing by Executive.

4. Termination of Employment by Company. In the event ProFrac terminates Executive’s employment for Cause during the calendar year 2026, Executive’s right to receipt of the unvested portions of the Incentive Payment shall be forfeited immediately upon termination. Further, in the event it is judicially determined that ProFrac terminated Executive’s employment for Cause, Executive shall repay ProFrac any portion of the Incentive Payment that has already been paid to him, net of any U.S. federal and state income taxes and social security contributions paid with respect thereto. Such repayment is due within thirty (30) days of the final adjudication that ProFrac terminated Executive’s employment for Cause.

Should ProFrac terminate Executive’s employment during the calendar year 2026 without Cause, Executive’s right to receipt of any unvested portion of the Incentive Payment shall be forfeited upon Executive’s final day of employment with the Company. In the event of such termination without Cause, Executive shall have no obligation to repay to ProFrac any portion of the Incentive Payment already paid to him.

As used herein, the term “Cause” shall have the meaning given to it in Harbour’s Executive Employment Agreement, dated June 17, 2024.

5. Death or Disability. The Executive’s right to any unvested Incentive Payment shall automatically terminate upon the Executive’s death or upon notice from the Company due to Executive’s Disability. As used herein, the term “Disability” shall have the meaning given to it in Harbour’s Executive Employment Agreement, dated June 17, 2024.

6. Taxation. Employee specifically acknowledges and agrees that the Company has made no representations to Employee regarding the tax consequences of any amounts received by Employee or for Employee’s benefit pursuant to this Agreement. Likewise, Company agrees and acknowledges that it shall not have the right to cause Employee to take any position, file any amended returns, or apply for any refund for the benefit of Company, on his U.S. federal and state income tax returns.

7. Choice of Law, Jurisdiction and Venue.  This Agreement and all matters or issues related hereto shall be governed by the laws of the State of Texas. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Venue for any dispute arising hereunder shall lie in the state and federal courts located in Tarrant County, Texas.

8. Jury Waiver. Both parties waive a trial by jury of any or all issues arising in any action or proceeding arising out of, under, or connected with this agreement. Any of its provisions, or any of the claims purported to be released by this agreement. Both parties understand that any claim between them will be decided by a judge rather a jury as a result of this agreement.

14. Miscellaneous.

(a)        This Agreement is personal in its nature and the parties shall not, without the prior written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, the provisions hereof shall inure to the benefit of, and be binding upon, each successor of the Company or any of its affiliates, whether by merger, consolidation or transfer of all or substantially all of its assets.

(b)        This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained and supersede all prior agreements or understandings between the parties hereto with respect thereto except as specifically provided herein. This Agreement can be changed only by a writing signed by all parties hereto. No waiver shall be effective against any party unless in writing and signed by the party against whom such waiver shall be enforced.

(c)        All notices and other communications hereunder shall be deemed to be sufficient if in writing and delivered in person or by a nationally recognized courier service, addressed, if to Employee, to the Employee’s most recent home address on file with the Company, and if to the Company, to:

ProFrac Services, LLC

333 Shops Boulevard

Willow Park, Texas 76087

Attention: Chief Legal Officer

(d)        In case any provision or provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by any court or administrative body with competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any provision(s) so determined to be invalid, illegal or unenforceable shall be reformed so that they are valid, legal and enforceable to the fullest extent permitted by law or, if such reformation is impossible, then this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein; provided that, upon a finding by a court of competent jurisdiction that this Agreement is illegal and/or unenforceable, Employee shall be required to repay to the Company the payments set forth herein.

(e)        This Agreement may be executed via pdf, and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding on the parties.

(f)         Nothing in this Agreement is intended to supersede, amend, or supplement, or does supersede, amend, or supplement, any other existing agreement between the Parties, including but not necessarily limited to the Executive Employment Agreement or the Confidentiality and Restrictive Covenant Agreement.

(g)        Nothing in this Agreement is intended to, or does, alter the at-will nature of Executive’s employment with the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first written above.

ProFrac Holdings II, LLC

By:	/s/ Matthew D. Wilks	/s/ Austin Harbour
	Matthew D. Wilks	Austin Harbour
Executive Director

Date: April 13, 2026		Date: April 13, 2026